Exhibit 10.3

Motient Ventures Holding Inc.

Motient Corporation

One Discovery Square

12010 Sunset Hills Road, 6th Floor

Reston, Virginia 20190

February 14, 2007

TerreStar Networks Inc.

One Discovery Square

12010 Sunset Hills Road, 6th Floor

Reston, Virginia 20190

Attn: Jeffrey Epstein

Dear Sirs:

This letter agreement (this “Agreement”) is to document the obligation of Motient Ventures Holding Inc., a Delaware corporation (“MVH”), to contribute to TerreStar Networks Inc., a Delaware corporation (“TerreStar”), at MVH’s option, either (i) 8,644,406 shares of common stock issued by SkyTerra Communications, Inc. (“SkyTerra”) (such shares, the “SkyTerra Shares”) or (ii) cash in an amount equal to the proceeds (net of selling expenses and taxes) from the sale of the SkyTerra Shares to one or more third party buyers, in either case in exchange for a number of shares of common stock of TerreStar equal to the product of (A) (x) the average of the bid and ask prices for one SkyTerra Share at the close of trading on the last trading day prior to the day of such contribution divided by (y) the fair market value of one share of TerreStar common stock at the close of trading on such last trading day prior to the day of such contribution (as determined in good faith by the board of directors of TerreStar) multiplied by (B) 8,644,406. Such contribution shall be made either (i) upon TerreStar’s demand at any time after the earlier of the date on which MVH’s equity interest in TerreStar equals or exceeds 80% or October 31, 2007 or (ii) at any time at MVH’s option.

This Agreement also documents the obligation to TerreStar of Motient Corporation, a Delaware corporation (“Motient”), to cause MVH, an indirect wholly-owned subsidiary of Motient, to comply with MVH’s obligations under this Agreement.

MVH, in order to secure its obligations under this Agreement, hereby grants a security interest in all of its right, title and interest, whether now owned and existing or hereafter acquired or arising, and wherever located, in the SkyTerra Shares and the proceeds thereof to TerreStar. TerreStar shall have all of the rights and remedies with respect to the SkyTerra Shares of a secured party under the Uniform Commercial Code as in effect in the State of New York (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies under this Agreement may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the SkyTerra Shares as if TerreStar were the sole and absolute owner thereof (and each of Motient and MVH agrees to take all such action as may be appropriate to give effect to such right). Each of Motient and MVH recognizes that TerreStar will pledge its interest under this Agreement and in the SkyTerra Shares to U.S. Bank National Association, as collateral agent (the “Collateral Agent”), for the benefit of the holders of TerreStar’s 15% Senior Secured PIK Notes due 2014 and each of Motient and MVH consents to the enforcement by the Collateral Agent of the Collateral Agent’s rights under such pledge and acknowledges the ability of the Collateral Agent to assert the rights of TerreStar under this Agreement following any foreclosure of the Collateral Agent’s rights under the pledge. MVH shall deliver the certificates evidencing the SkyTerra Shares to the Collateral Agent to hold for the benefit of TerreStar.

TerreStar hereby agrees to be bound, with respect to the SkyTerra Shares, by the terms of the Registration Rights Agreement, dated as of September 25, 2006, as amended, between Motient and SkyTerra and by the terms of Section 4.7 of the Exchange Agreement dated as of May 6, 2006 (the “Exchange Agreement”) by and among Motient, MVH and SkyTerra. SkyTerra shall be a third party beneficiary of this paragraph.

Each party hereto acknowledges receipt of copies of (i) the letter agreement dated February 2, 2007 made by Motient and MVH and acknowledged and agreed by SkyTerra related to the Exchange Agreement and (ii) Amendment No. 1, dated as of February 2, 2007, to Registration Rights Agreement, dated as of September 25, 2006, by and between Motient and SkyTerra, pursuant to which SkyTerra acknowledged and agreed that TerreStar and the Collateral Agent shall succeed to the rights of Motient under the Registration Rights Agreement and Section 4.7 of the Exchange Agreement.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

Sincerely,

MOTIENT CORPORATION

By:	/s/ Jeffrey W. Epstein
Name:	Jeffrey W. Epstein
Title:	General Counsel and Secretary

MOTIENT VENTURES HOLDING INC.

By:	/s/ Jeffrey W. Epstein
Name:	Jeffrey W. Epstein
Title:	Secretary

Acknowledged and Agreed:
TERRESTAR NETWORKS INC.

By:	/s/ Jeffrey W. Epstein
Name:	Jeffrey W. Epstein
Title:	Acting General Counsel and Secretary

3